AMENDED AND RESTATED
                       DIRECTOR, OFFICER AND KEY EMPLOYEE
                               STOCK PURCHASE PLAN
                                OF CONSECO, INC.


1. PURPOSE. The Amended and Restated Director, Officer and Key Employee Stock Purchase Plan (the "Plan"), of Conseco, Inc. ("Conseco"), is adopted to facilitate the purchase, by the Directors, executives and senior managers of Conseco and its subsidiaries (collectively, the "Company"), of Conseco's common stock ("Common Stock") and Conseco's Preferred Redeemable Increased Dividend Equity Securities, 7% PRIDES, Convertible Preferred Stock ("PRIDES"). The purchases facilitated by the Plan are intended to achieve the following specific purposes:

         a) more closely align key employees' financial rewards with the financial rewards realized by all other shareholders of the Company;

         b) increase key employees' motivation to manage the Company as owners; and

         c) increase the ownership of Common Stock and PRIDES among senior management of the Company.

2. ELIGIBILITY. To be eligible to participate in the Plan, the individual must be: (a) a non-employee Director of the Company or an executive officer of the Company; or (b) an officer of or a key employee of the Company selected by the Directors or by the Chief Executive Officer of Conseco ("Eligible Participant").

     Notwithstanding section 13 hereof, an individual shall be deemed to continue to be an employee of the Company if such individual's employment by the Company terminates as a direct and immediate result of the disposition by the Company of a Disposed Unit (as hereinafter defined) and immediately prior to such disposition, the individual was primarily engaged in activities for the Disposed Unit (a "Disposed Unit Employee"); provided, however, the Board of Directors of Conseco or the Executive Committee of the Board of Directors of Conseco may determine in its sole and absolute discretion to exclude any such individual from the "Disposed Unit Employee" definition. An individual shall no longer be deemed to be a Disposed Unit Employee pursuant to the preceding sentence upon Conseco giving written notice to such individual that he or she is no longer deemed to be an employee of the Company as of a date which is five days after the date of such notice and the provisions of section 13 are thereafter applicable (the


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     "Termination Notice"). Conseco is permitted, but not required, to give the
     Termination Notice only if (a) the closing price of Common Stock on the New York Stock Exchange for each of the 10 business days preceding the date of the Termination Notice is equal to or greater than the Make Whole Value (as hereinafter defined) or (b) such individual violates any applicable retention agreement or similar agreement entered into in connection with the disposition of the Disposed Unit.

     Prior to Conseco giving a Termination Notice to a Participant, the other provisions of this Plan (including, but not limited to, section 8, but excluding section 13) shall be applicable.

     "Disposed Unit" means any legal entity, division or unit of the Company sold or otherwise disposed of as determined in the sole and absolute discretion of the Board of Directors of Conseco or the Executive Committee of the Board of Directors of Conseco.

     "Make Whole Value" means the price of a share of Common Stock equal to the sum of the Participant's Loan amount and the Interest Payment Loan amount divided by the total number of shares of Common Stock purchased by the Participant under the Plan.


3. PARTICIPATION. To become a Plan participant ("Participant"), an Eligible Participant must satisfy the following requirements:

         a) submit a completed, signed and irrevocable election to purchase (i) in the case of Directors and executive officers of the Company, a portion of the Common Stock or PRIDES which the Eligible Participant is eligible to purchase under the Plan or (ii) in the case of any other Eligible Participants a specified amount (or one of multiple specified amounts) which such Eligible Participant is entitled to purchase under the Plan and as set forth in the election form or accompanying materials furnished to such Eligible Participant by the Company in each case along with a power of attorney authorizing such purchases on the Participant's behalf;

         b) complete and sign all necessary agreements and other documents relating to the loan described in Section 4 hereof including, but not limited to, personal financial statements, letters of instruction to brokers, transfer agents and banks as are necessary or appropriate under the loan described in Section

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             4 hereof, and a power of attorney authorizing borrowings under such loan; and

         c) satisfy all other conditions of participation specified in the Plan.

     The agreements and other documents specified in subsections 3 (a), (b) and
     (c) must be submitted at such times and to such Company offices as specified by the Company. No Eligible Participant is required to participate in the Plan.

     Directors and executive officers may purchase up to 2,600,000 shares of Common Stock under the Plan. Officers and key employees electing to become Participants must purchase at least 5,000 shares of Common Stock. Up to 12,500,000 shares of Common Stock may be purchased by all Participants. Directors and executive officers shall have the right to purchase shares not purchased by other Participants in such amount as is determined by the pro rata amount of their participation in the Plan compared to the participation of the other Participants electing to purchase additional shares. All such purchases may be made by the individual Participant or by a trust, corporation, partnership or limited liability company controlled by the Participant ("Participant Designee"; the term Participant shall include Participant Designee unless the context otherwise requires).

4. PURCHASE OF SHARES. Conseco, in its sole discretion subject to the terms and provisions of the Plan, will determine the timing, amount, price and mechanics of all of the purchases of shares of Common Stock (the "Purchased Shares") through open market and negotiated transactions. Purchases of Purchased Shares shall be effected through a broker in accordance with Rule 10b-18 under the Securities Exchange Act of 1934. The shares of Common Stock purchased pursuant to the Plan will be allocated proportionately among Participants at the end of each trading day based upon the percentage of all of the shares of Common Stock Participants have elected to purchase and the average price for all purchases of shares of Common Stock on that day. Notwithstanding the foregoing, directors and executive officers may, with the consent of the Chief Executive Officer of Conseco, have certain specified purchases made by them allocated exclusively to such Participant's account, rather than the standard pro-rata allocation to all Participants and such purchases may be made through this Plan without waiting for the overall purchases in such Plan to be made.

     Conseco has arranged the opportunity for each Participant to obtain a loan through Bank of America National Trust and Savings Association and other participating financial institutions (collectively, the "Bank") to fund the purchase of the Purchased Shares (the "Loan"). Each Participant must sign a power of attorney authorizing loans under the Credit Agreement with the Bank and the purchase of the Purchased Shares. Each Participant is responsible for satisfying all of

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     the lending requirements specified by the Bank to qualify for the Loan including all collateral requirements. Each Participant is fully obligated to repay to the Bank all principal, interest, and any prepayment fees on the Loan when due and payable.

     In the event a Participant does not wish to obtain the Loan, the Participant shall provide sufficient funds to fund the purchase of the Purchased Shares. Such Participant must execute a power of attorney authorizing the purchase of the Purchased Shares. If the Participant fails to fund the purchase of the Purchased Shares, the Participant may no longer participate in the Plan, and all of the Purchased Shares not paid for will be allocated to the other Participants.

5. REGISTRATION OF SHARES. The Purchased Shares will be registered in the name of the Participant or his or her designee and certificated. Each certificate will bear a legend referring to the Plan. The certificates for the Purchased Shares of each Participant who participates in the Loan will be held by the Bank as collateral for the Loan. Each such Participant must deliver to the Bank a stock power endorsed in blank with respect to the Purchased Shares. A Participant may be able to obtain a release of the Purchased Shares from the Bank provided that other collateral of equal value is substituted as collateral for the Loan.

6. SHAREHOLDER RIGHTS. Each Participant will have all of the rights of a shareholder with respect to the Purchased Shares, including the right to vote the shares and the right to receive dividends. Any dividends in excess of required interest payments will be deposited to the Participant's account at the Bank.

7. SALE OF PURCHASED SHARES. Each Participant is permitted to sell all or any portion of the Purchased Shares; provided, that any such sale does not violate any provision of a Loan.

8. DEATH OR DISABILITY. Upon the death of a Participant, her or his estate or the Participant Designee, as the case may be, may elect to cause Conseco to pay the estate or the Participant Designee, as the case may be, an amount equal to the balance of the Participant's Loan minus the value of such shares based upon the closing price of Common Stock on the New York Stock Exchange on the first trading date after the date of death. The estate or the Participant Designee, as the case may be, of a deceased Participant must make such election, in writing, within 30 days after written notice from Conseco. Upon the total and permanent disability of a Participant who is an employee of the Company, such disabled Participant may elect to cause Conseco to pay the Participant an amount equal to the balance of the Participant's Loan minus the value of such shares based upon the closing price of Common Stock on the New York Stock Exchange on the first trading date after

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     the final date of employment. The Participant must make such election, in writing, within 30 days after written notice from Conseco. "Total and permanent disability" means the inability of a Participant to provide meaningful service for the Company due to a medically determinable physical or mental impairment. Such determination of total and permanent disability shall be made by the Company. Notwithstanding the above, if a Participant qualifies for Federal Social Security disability benefits or for payments under the Company's long-term disability income plan, based upon his physical or mental condition, he shall be deemed to suffer from a total and permanent disability hereunder. This Section 8 has no effect on a deceased or disabled Participant's sale of Purchased Shares before the Participant's death or disability. Payment by Conseco of amounts described in this
     Section 8 is conditioned on the payment in full of the Participant's Loan (if any), the release of the Company's guarantee with respect thereto, and the payment in full of the Interest Payment Loan. This Section 8 will terminate January 1, 2001.

9. LOAN GUARANTEE. Conseco will guarantee repayment to the Bank of 100% of all principal, interest, prepayment fees and other obligations of each Participant under such Participant's Loan described in Section 4. The Conseco loan guaranty is a condition to the loan arrangement Conseco has made with the Bank. The terms and conditions of the guarantee are as agreed by Conseco and the Bank. If a Participant specifies a Participant Designee, the Participant shall enter into an indemnification agreement to indemnify Conseco for any losses under the guaranty of the Loan with respect to the Participant Designee. Each Participant is fully obligated to repay to the Bank all principal, interest, and other amounts on the Loan when due and payable. Conseco may take any action relating to the Participant and her or his assets, which the Board of Directors deems reasonable and necessary, (including, but not limited to, offsetting amounts owed to Conseco against wages, fees or other amounts owed to the Participant from Conseco) to obtain full reimbursement for amounts Conseco pays to the Bank under its guaranty related to the Participant's or a Participant Designee's Loan ("Loan Default"). Notwithstanding the foregoing, Conseco will not be subrogated to any right of the Bank as a holder of a security interest in the Purchased Shares.

10. LOAN OF INTEREST PAYMENTS. At the discretion of the Directors, Conseco or one of its subsidiaries (the "Lender") may loan funds to the Participants equal to the amount of current interest payments owed by the Participants pursuant to the Credit Agreement (the "Interest Payment Loans"). All Interest Payment Loans shall be evidenced by promissory notes, the terms and conditions of which shall be determined at the sole discretion of the Lender. If a Participant specifies a

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     Participant Designee, the Participant shall enter into an indemnification agreement to indemnity the Lender for any losses under the Interest Payment Loan.

11.  MARGIN REGULATIONS.

         (a) None of the obligations of the Participants to Conseco or one of its subsidiaries (collectively, Conseco and its subsidiaries shall be referred to as "Conseco" for the purposes of this Section 11) hereunder is or will be secured, directly or indirectly, by Margin Stock (as such term is defined in Regulation U and Regulation G promulgated by the Board of Governors of the Federal Reserve System);

         (b) Neither Conseco nor any third party acting on behalf of Conseco has taken or will take possession of a Participant's Margin Stock to secure, directly or indirectly, any of the obligations of such Participant to Conseco;

         (c) Conseco does not and will not have any right to prohibit such Participant from selling, pledging, encumbering or otherwise disposing of any Margin Stock owned by such Participant so long as the obligations of such Participant under this Plan remain outstanding;

         (d) Such Participant has not granted and will not grant Conseco or any third party acting on behalf of Conseco the right to accelerate repayment of any of the obligations under this Plan of such Participant if any of the Margin Stock owned by such Participant is sold by such Participant or otherwise; and

         (e) There is no agreement or other arrangement between such Participant and Conseco or any third party acting on behalf of Conseco (and no such agreement or arrangement shall be entered into so long as this Plan is in effect or any of the obligations of such Participant under this Plan remain outstanding) under which the Margin Stock of Participant would be made more readily available as security to Conseco than to other creditors of such Participant.

12. CHANGES OF CONTROL. A "Change of Control" of Conseco shall mean a change of control of a nature that would be required to be reported in response to
     Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "1934 Act") as revised effective January 20, 1987, or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the 1934 Act which serve similar purposes; provided, that, without limitations, (x) such a change of control shall be deemed to have occurred if and when either (A) except as provided in (y) below, any "person" (as such terms is used in

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     Sections 13(d) and 14(d) of the 1934 Act) is or becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the 1934
     Act), directly or indirectly, of securities of Conseco representing 25% or more of the combined voting power of Conseco's then outstanding securities entitled to vote with respect to the election of its Board of Directors or
     (B) as the result of a tender offer, merger, consolidation, sale of assets, or contest for election of directors, or any combination of the foregoing transactions or events, individuals who were members of the Board of Directors of Conseco immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event, and (y) no such change of control shall be deemed to have occurred if and when either (A) any such change is the result of a transaction which constitutes a "Rule 13e-3 transaction" as such term is defined in Rule 13e-3 promulgated under the 1934 Act or (B) any such person becomes, with the approval of the Board of Directors of Conseco, the beneficial owner of securities of Conseco representing 25% or more but less than 50% of the combined voting power of Conseco's then outstanding securities entitled to vote with respect to the election of its Board of Directors and in connection therewith represents, and at all times continues to represent, in a filing, as amended, with the Securities and Exchange Commission on Schedule 13D or Schedule 13G (or any successor Schedule thereto) that "such person has acquired such securities for investment and not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect" or words of comparable meaning and import. The designation by any such person, with the approval of the Board of Directors of Conseco, of a single individual to serve as a member of, or observer at meetings of, Conseco's Board of Directors, shall not be considered "changing or influencing the control of the Company" within the meaning of the immediately preceding clause (B), so long as such individual does not constitute at any time more than one-third of the total number of directors serving on such Board. In the event of a Change of Control, each Participant will receive in exchange for the Purchased Shares the higher of (i) the purchase price paid for all of each Participant's Purchased Shares, respectively, plus all interest paid by each respective Participant under the Loan or (ii) the amount of the consideration to be paid for the Purchased Shares in connection with the Change of Control. Such amount shall be paid to the Participants upon consummation of the event resulting in a Change of Control; provided, however, the foregoing clause shall not apply to any Participant (i) who was a Director and/or executive officer of Conseco as of November 1, 1999 or (ii) who consents in writing at any time to have such provision not apply to such person.

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13.  OTHER TERMINATION. If a Participant ceases to be a Director, officer or employee of Conseco in circumstances other than as described in section 12, Conseco shall notify the Participant or Participant Designee that such Participant or Participant Designee shall have the option to either (i) within 30 days of the notice, retire the Loan and release Conseco's guaranty or (ii) continue the Loan and the Interest Payment Loan until their maturity date with Conseco's guaranty, but commence paying all future interest payments on such Loans as due.

     If the Participant desires Conseco's guaranty to continue, he or she agrees that, as compensation for continuing such guaranty beyond the termination of such Participant's employment or directorship, as the case may be, the former Participant shall pay to Conseco the following fees:

         (a) A continuing guaranty fee on the outstanding note balance at each calendar quarter end to be paid at the rate of .5% each quarter.

         (b) A settlement fee equal to half of the "Exit Profit". The Exit Profit shall be the excess, if any, of (i) the proceeds received from the sale of the Related Shares (as defined herein) or the market value of the Related Shares on the date the guaranty is released, whichever occurs first minus (ii) the sum of (x) the higher of (1) the market value of the Related Shares at the Participant's termination date and (2) the original purchase price of the Related Shares and (y) the interest accrued on the Loan since the termination date for the Related Shares. The "Related Shares" means the number of Purchased Shares acquired with the proceeds of the remaining principal amount of the loan at the date of termination of employment.

14. ADMINISTRATION. The Board of Directors of Conseco shall be charged with the administration and interpretation of the Plan but may delegate the ministerial duties hereunder to such persons as it determines. The Board of Directors of Conseco may adopt such rules as may be necessary or appropriate for the proper administration of the Plan. The decision of the Board of Directors of Conseco in all matters involving the interpretation and application of the Plan shall be final and shall be given the maximum possible deference allowed by law.

15. PAYMENT OF EXPENSES. The expenses of administering the Plan shall be paid by the Company except those expenses which are expenses of the Participants.

16. EMPLOYER-EMPLOYEE RELATIONSHIP. The establishment of this Plan shall not be construed as conferring any legal or other rights upon any employee or any person for a continuation of

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     employment, nor shall it interfere with the rights of the Company to discharge any employee or otherwise act with relation to the employee. The Company may take any action (including discharge) with respect to any employee or other person and may treat such person without regard to the effect which such action or treatment might have upon such person as a Participant of this Plan.

17. AMENDMENT AND TERMINATION. The Company reserves the right to change or discontinue this Plan by action of the Board of Directors in its discretion; provided, however, that in the case of any person to whom benefits under this Plan had accrued upon termination of employment prior to such Board of Directors action, or in the case of any Participant who would have been entitled to benefits under this Plan had the Participant's employment ceased prior to such change or discontinuance, the benefits such person had accrued under this Plan prior to such change or discontinuance shall not be adversely affected thereby.

     Notwithstanding anything herein to the contrary, nothing contained herein shall restrict the Company's right to terminate the Plan.

     This Plan completely supersedes and restates the Amended and Restated Director, Executive and Senior Officer Stock Purchase Plan of Conseco, Inc. dated August 21, 1997.

18. WITHHOLDING. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all payments by the Company to a Participant under this Plan any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

19. GOVERNING LAW. This Plan shall be construed in accordance with the laws of the State of Indiana.

20. APPROVAL. If a Participant purchases Purchased Shares, such purchase shall constitute formal approval of this Plan by the Participant and such Participant's agreement to be bound by the terms and conditions of the Plan.

Effective Date: July 30, 1998

Amended and Restated: November 2, 1999


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